Exhibit 99.1

Stock Yards Bancorp Increases its Quarterly Cash Dividend 10% to $0.23 Per Share, Marking the 10th Increase since the Beginning of 2013

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 21, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company's quarterly cash dividend $0.02 or 10% to $0.23 per common share. The new rate will go into effect with the next payment on April 2, 2018, to stockholders of record as of March 19, 2018.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "It is with great pleasure that I announce another significant increase in our cash dividends to stockholders. This increase reflects the continued strength of our operations and capital position, as well as an outlook for lower taxes as a result of the Tax Cuts and Jobs Act signed by President Trump on December 22, 2017. We are delighted that our stockholders can benefit directly from anticipated tax savings as we strive to grow our dividend prudently and predictably while, at the same time, we work to remain positioned to respond to new developments in the economy and maintain our agility to capitalize on growth opportunities that arise in the future." Heintzman noted that Stock Yards Bancorp has now raised its quarterly dividend rate a total of 10 times since the beginning of 2013, including two increases during each of the past four years, resulting in a cumulative increase of 73% over a five-year period.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.2 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and
Chief Financial Officer